SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

SCHEDULE 13G/A

Amendment No. 2

LaPolla Industries, Inc.

(Name of Issuer)

Common Stock, $.01 Par Value Per Share

(Title of Class of Securities)

516648102

(CUSIP Number of Class of Securities)

June 30, 2008

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ RULE 13d-1(b)
☒ RULE 13d-1(c)
☐ RULE 13d-1(d)

CUSIP NO. 516648102	Page 2 of 8

1	NAME OF REPORTING PERSON

ComVest Capital LLC
2	CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP
(A) ☐
(B) ☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
	5	SOLE VOTING POWER
NUMBER OF SHARES
0
BENEFICIALLY OWNED	6	SHARED VOTING POWER

BY EACH REPORTING		6,396,104 Shares
	7	SOLE DISPOSITIVE POWER
PERSON WITH
0
	8	SHARED DISPOSITIVE POWER

6,396,104 Shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

6,396,104 Shares
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
(See Instructions)
☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

9.7% of Common Stock
12	TYPE OF REPORTING PERSON (See Instructions)

OO

CUSIP NO. 516648102	Page 3 of 8

1	NAME OF REPORTING PERSON

ComVest Capital Management LLC
2	CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP
(A) ☐
(B) ☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
	5	SOLE VOTING POWER
NUMBER OF SHARES
0
BENEFICIALLY OWNED	6	SHARED VOTING POWER

BY EACH REPORTING		6,396,104 Shares
	7	SOLE DISPOSITIVE POWER
PERSON WITH
0
	8	SHARED DISPOSITIVE POWER

6,396,104 Shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

6,396,104 Shares
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
(See Instructions)
☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

9.7% of Common Stock
12	TYPE OF REPORTING PERSON (See Instructions)

OO

CUSIP NO. 516648102	Page 4 of 8

1	NAME OF REPORTING PERSON

ComVest Group Holdings, LLC
2	CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP
(A) ☐
(B) ☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
	5	SOLE VOTING POWER
NUMBER OF SHARES
0
BENEFICIALLY OWNED	6	SHARED VOTING POWER

BY EACH REPORTING		6,396,104 Shares
	7	SOLE DISPOSITIVE POWER
PERSON WITH
0
	8	SHARED DISPOSITIVE POWER

6,396,104 Shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

6,396,104 Shares
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
(See Instructions)
☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

9.7% of Common Stock
12	TYPE OF REPORTING PERSON (See Instructions)

OO

CUSIP NO. 516648102	Page 5 of 8

1	NAME OF REPORTING PERSON

Michael S. Falk
2	CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP
(A) ☐
(B) ☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

USA
	5	SOLE VOTING POWER
NUMBER OF SHARES
0
BENEFICIALLY OWNED	6	SHARED VOTING POWER

BY EACH REPORTING		6,396,104 Shares
	7	SOLE DISPOSITIVE POWER
PERSON WITH
0
	8	SHARED DISPOSITIVE POWER

6,396,104 Shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

6,396,104 Shares
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
(See Instructions)
☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

9.7% of Common Stock
12	TYPE OF REPORTING PERSON (See Instructions)

IN

ITEM 1(a). Name of Issuer:

LaPolla Industries, Inc.

ITEM 1(b). Address of Issuer's Principal Executive Offices:

Intercontinental Business Park, 15402 Vantage Parkway East, Suite 322, Houston, Texas 77032

ITEM 2(a). Names of Persons Filing:

ComVest Capital LLC ("ComVest")

ComVest Capital Management LLC ("Management")

ComVest Group Holdings, LLC ("CGH")

Michael S. Falk

ITEM 2(b). Address of Principal Business Office or, if None, Residence:

One North Clematis, Suite 300, West Palm Beach, Florida 33401

ITEM 2(c). Citizenship:

ComVest, Management and CGH are Delaware Limited Liability Companies.

Michael S. Falk is a U.S. citizen.

ITEM 2(d). Title of Class of Securities:

Common Stock, $.01 Par Value Per Share

ITEM 2(e). CUSIP Number: 516648102

ITEM 3. If this Statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is:

The reporting persons are a group for purposes of the filing of this statement.

ITEM 4. Ownership:

(a) Amount beneficially owned by all reporting persons: 6,396,104 Shares
(b) Percent of class: 9.7% of Common Stock
(c) Number of shares as to which the reporting persons have:
(i) sole power to vote or to direct the vote: 0 Shares
(ii) shared power to vote or to direct the vote: 6,396,104 Shares
(iii) sole power to dispose or to direct the disposition: 0 Shares
(iv) shared power to dispose or to direct the disposition: 6,396,104 Shares

ITEM 5. Ownership of five percent or less of a class.

If this statement is being filed to reflect the fact that as of the date hereof the reporting person has ceased to be the owner of more than five percent of the class of securities, check the following: ☐.

ITEM 6. Ownership of more than five percent on behalf of another person.

Not applicable.

ITEM 7. Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company.

Not applicable.

ITEM 8. Identification and classification of members of the group.

The reporting persons are a group for purposes of filing this Statement. See Exhibit 1 attached hereto.

ITEM 9. Notice of dissolution of group.

Not applicable.

ITEM 10. Certifications.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: July 11, 2008

ComVest Capital LLC
By: ComVest Capital Management LLC, its managing member
By:	/s/ Cecilio M. Rodriguez
Cecilio M. Rodriguez, Treasurer
ComVest Capital Management LLC
By	/s/ Cecilio M. Rodriguez
Cecilio M. Rodriguez, Treasurer
ComVest Group Holdings LLC
By:	/s/ Cecilio M. Rodriguez
Cecilio M. Rodriguez, Treasurer

/s/ Michael S. Falk
Michael S. Falk, individually